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                                     Exhibit 10.3

Joint Press release dated June 30, 1997.

Western Pacific Airlines and Frontier Airlines announce merger plans

Aug. 1, 1997 codeshare to precede merger

    COLORADO SPRINGS, June 30, 1997 --- Western Pacific Airlines Inc. (NASDAQ:WPAC) and Frontier Airlines Inc. (NASDAQ:FRNT) today announced their respective boards' approval of a definitive agreement whereby Western Pacific would acquire Frontier through a merger.
    The announcement was made at a joint press conference held at Denver International Airport. The airlines have targeted Aug. 1, 1997, for commencement of an interim codeshare arrangement that will provide for display of their combined schedule under both airline codes and expect that the merger could be completed by October.
    Western Pacific's President and Chief Executive Officer, Robert A. Peiser, who would continue in those roles at the combined company, said: "This is an exciting combination that makes great sense for both companies. In addition to helping us reach a critical mass, combining the carriers will allow us to offer a significant number of flights in each market and to unite two of the most dedicated employee groups in the industry."
    The merger agreement anticipates an exchange of .75 share (subject to possible adjustment under certain circumstances) of Western Pacific stock for each share of Frontier stock and will give Frontier stockholders approximately 31% ownership of the combined company. In addition, upon the occurrence of the merger, three Frontier directors shall join Western Pacific's board of directors, which will be expanded to a total of nine directors.
    Frontier President and Chief Executive Officer Sam Addoms, said: "The ultimate beneficiary of this alliance is the customer. The combined operations will provide both local and connecting passengers with the kind of schedule and service alternatives that are critical to the growth and development of both the combined Company and the Denver market. In addition, this merger goes a long way towards assuring the success of the combined Company and the personal success of all of our employees."
    Following its recent entry into the Denver market, Western Pacific is already the second largest airline at Denver International Airport as measured by daily jet departures. In terms of fleet size, the merger will position the new carrier as one of the largest new entrant, low-fare carriers in the United States. Effective Aug. 1, under the codeshare arrangement, the carriers plan to operate 30 Boeing 737 aircraft with 76 daily jet departures from Denver International Airport serving 25 markets. By year's end, the combined carrier plans to operate 34 Boeing 737 aircraft with 86 daily jet departures serving 26 markets. Of the 34 total, eight would be new aircraft, placed into service in 1997. An additional new aircraft is scheduled for delivery in January, 1998. Both jet carriers and Mountain Air Express, Western Pacific's majority-owned commuter affiliate, will continue to operate out of DIA's A Concourse and plan to utilize a total of 11 gates.
    Specifics on the combined schedules will be announced separately. No decision has been made on the name of the new combined carrier and several options, including a new name, are being considered. The merged carriers' headquarters will be in Colorado Springs. The merger is

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subject to various regulatory approvals as well as that of the stockholders of each of the companies.
    Peiser continued, "We will still offer fares which are among the lowest in the industry partly because, given the number of aircraft available to the combined carrier, we will be able to further improve productivity and reduce costs.
    "In addition to our low costs and our continued emphasis on low fares, we are very excited about the product improvements Western Pacific has recently undertaken in order to provide a higher level of professional service. These improvements include seat assignments, limited food service on longer flights, a frequent flyer program and new uniforms."
    Peiser concluded, "Both Frontier and Western Pacific have always made safety and reliability the number one priority and this will not change. In addition, following the merger, we will integrate the carriers so that we take advantage of the best elements both have to offer. The airline we envision will combine the qualities of an established carrier with the entrepreneurial spirit associated with a new company."

Statements contained in this press release which are not historical facts are forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company's filings with the Securities and Exchange Commission.


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Schedule Information

           Western Pacific and Frontier Airlines will operate two independent schedules until Aug. 1, 1997, when a formal codeshare arrangement is scheduled to go into effect. The table below outlines the fleet size, markets served and daily flights contained in the Aug. 1 schedule.
           The Dec. 15, 1997 schedule assumes the completion of the merger and combines both carriers' fleets and markets.

Aug. 1, 1997 codeshare
----------------------
    Fleet Size
              Western Pacific                   19 Boeing 737-300s
              Frontier                           7 Boeing 737-200s
                                                 4 Boeing 737-300s
              MAX                                4 Dornier 328s
    Total Fleet                                 34

Markets Served (including Denver)
              Western Pacific & Frontier              26
              MAX                                      3
Total Markets Served                                  29

Daily Flights (from DIA)
           Western Pacific & Frontier                  76
           MAX                                         25
Total Daily Flights                                   101

Dec. 15, 1997 Planned Combined Schedule
---------------------------------------
Fleet Size
              Western Pacific                    21 Boeing 737-300s
              Frontier                            7 Boeing 737-200s
                                                  6 Boeing 737-300s
              MAX                                 4 Dornier 328s
Total Fleet                                      38

Markets Served (including Denver)
              Western Pacific & Frontier           27
              MAX                                   3
Total Markets Served                               30

Daily Flights (from DIA)
    Western Pacific & Frontier                     86
              MAX                                  25
Total Daily Flights                               111


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               Western Pacific Airlines Fact Sheet

-- Founded April 1, 1994 by Edward Beauvais. Originally named Commercial Air but changed to Western Pacific Airlines Inc. before the first day of operation which was April 28, 1995.

--  Current fleet consists of 18 Boeing 737-300s.

-- Serves 27 markets, in combination with its commuter affiliate, Mountain Air Express.

--  Employee Information(a)

              Management/Administrative                         113
              Flight Crews (pilots & flight attendants)         452
              Other                                             761
              Total Full-Time Equivalents                     1,326

-- Utilizes 5 gates at DIA on the A Concourse, with a sixth gate to be added this summer.

-Graphic-


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                   Frontier Airlines Fact Sheet

-- Today's Frontier was resurrected in 1993 by several executives from the original Frontier Airlines. The new Frontier commenced operations July 5, 1994 with two Boeing 737-200 aircraft serving four cities.

--  Current fleet consists of 7 Boeing 737-200s and 4 Boeing 737-300s.

--  Frontier currently serves 15 markets, including Denver.

--  Employee Information(a)

              Management/Administration                          84
              Flight Crews (pilots & flight attendants)         276
              Other                                             390
              Total Full-Time Equivalents                       750

-- Frontier operates out of four gates on the A Concourse at Denver International Airport.


           Note (a): As of 6/15/97